CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Golden Eagle Group, Inc. on Form S-3 of our report dated February 14, 1996, on our audits of the consolidated financial statements of Golden Eagle Group, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years then ended, which report is included in the Company's 1995 Annual Report on Form 10-KSB.

COOPERS & LYBRAND L.L.P.

Miami, Florida
September 17, 1996